EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-72756 and 333-176740 of Dynacq Healthcare, Inc. of our report dated November 16, 2011 with respect to the consolidated financial statements of Dynacq Healthcare, Inc. included in this Annual Report (Form 10-K) for the year ended August 31, 2011.

/s/ KWCO, P.C.

KWCO, P.C.

(Formerly Killman, Murrell & Company, P.C.)

Houston, Texas

November 16, 2011